Exhibit 10.4

AMENDMENT TO THE
WEC ENERGY GROUP
EXECUTIVE DEFERRED COMPENSATION PLAN

WHEREAS, WEC Energy Group, Inc. (the "Company") has established and maintains the WEC Energy Group Executive Deferred Compensation Plan, as restated effective January 1, 2018 (the "Plan");

WHEREAS, Section 8.2 of the Plan reserves to the Company's Board of Directors, its Compensation Committee or an internal administrative committee appointed by the Chief Executive Officer of the Company the authority to amend the Plan; provided such amendments do not decrease the amount of any participant's account as of the date of the amendment;

WHEREAS, the Chief Executive Officer of the Company has appointed the Non‑qualified Benefit Plans Committee (the "Committee") as the administrator of the Plan;

WHEREAS, prior to 2019, the Internal Revenue Code (the "Code") required that individuals who elected a hardship withdrawal from a 401(k) plan be prohibited from making salary deferrals for six months thereafter;

WHEREAS, pursuant to legislative changes, in 2019 and 2020, 401(k) plan sponsors had the option to remove the salary deferral suspension requirement for an individual who elected a hardship withdrawal, and, beginning in 2021, 401(k) plan sponsors were required to remove the salary deferral suspension provision;

WHEREAS, Section 2.5(c) of the Plan includes a provision that mirrors the pre-2019 401(k) plan deferral suspension language, as applied to deferrals made to the Plan;

WHEREAS, the purpose for the Plan to include mirror deferral suspension language no longer exists, with the removal of that language from the Company’s 401(k) plans;

WHEREAS, the Company desires to amend the Plan to delete Section 2.5(c) of the Plan;

WHEREAS, the above changes are not intended to be material modifications for purposes of Internal Revenue Code section 162(m) as described in Internal Revenue Service Notice 2018‑68; and

WHEREAS, the Committee has determined that the amendments are within the scope of its authority.

NOW, THEREFORE, BE IT RESOLVED, that the Company hereby amends Plan Section 2.5 to delete subsection (c) and to re-letter subsection (d) accordingly, effective as of January 1, 2024, with the amended Section 2.5 to read as follows:

2.5 Cessation of Participation.

(a)    The Committee shall have the sole discretionary authority to exclude a Participant from making further deferrals under the Plan with such exclusion becoming effective as of the first day of the immediately following Plan Year. Such Participant shall remain a Participant in the Plan until the Participant's Account balance is paid in full.

(b)    Elective deferrals made by a Participant or Beneficiary who receives a distribution due to an Unforeseeable Emergency pursuant to section 5.8 shall be cancelled due to such distribution if the Committee so decides in its discretion. In either event, the Participant (or Beneficiary, as applicable) shall remain a Participant in the Plan until the Participant's Account balance is paid in full.

(c)    Notwithstanding anything in the Plan to the contrary, upon the earlier to occur of a Participant's Separation from Service or death, any outstanding deferral election shall be given effect to the extent any amounts covered by such election are paid after such event. Payment of deferred amounts shall be made pursuant to Article 5.

FURTHER RESOLVED, that the Committee is authorized and directed, in the name of and for the Company, to take any and all actions as deemed necessary or appropriate to effect the intent of the foregoing Resolutions including, but not limited to, the execution of this amendment, with such changes as in the opinion of the Committee may be necessary and appropriate. Such opinion shall be conclusively evidenced by the Committee's execution of the amendment.

Dated this 20th day of December, 2023.

WEC ENERGY GROUP, INC.
NON-QUALIFIED BENEFIT PLANS COMMITTEE

/s/ Lisa R. George Lisa R. George
/s/ David L. Hughes David L. Hughes
/s/Greta G. Weathersby Greta G. Weathersby